Exhibit 10.2

September 23, 2008

(Revised 3/16/09)

Michelle Stacy

10 LongMeadow Drive

Ipswich, MA 01938

Dear Michelle,

It is my pleasure to extend this offer to you for the position of President of Keurig, Inc. (together with its parent Green Mountain Coffee Roasters, Inc., the “Company”), located in Reading, MA. In this capacity, you will report directly to me and be part of our Enterprise Leadership Team. We anticipate your first day of employment to be on November 3, 2008. We acknowledge that you will require three days between November 10, 2008 and January 1, 2009 to fulfill previous commitments.

Your compensation is comprised of an annual base salary of $335,000, paid in bi-weekly increments. You will also be entitled to participate in the Green Mountain Coffee Roasters, Inc. Senior Executive Officer Short-Term Incentive Plan (the “STIP”). Your target bonus for FY09 will equal 50% of your base salary. Your target bonus for subsequent years will be determined annually by a subcommittee of outside members of Green Mountain Coffee Roasters, Inc.’s board of directors. Your annual performance metrics under the STIP will be mutually agreed upon and will be based on specific financial and individual targets, determined in accordance with the terms of the STIP. You will be eligible to participate in the STIP on a pro-rata basis for FY09. Bonuses under the STIP shall be subject to and payable in accordance with the terms set forth in the STIP.

Additionally, you will be eligible to participate in the Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan, as amended (the “2006 Plan”) with a target of 80% of your base salary. Awards under this plan are paid out in a combination of equity (stock options and/or restricted stock) and/or cash. You will be eligible to participate in the 2006 Plan for FY09 on a pro-rata basis subject to the 2006 Plan’s terms and limitations. Plan documents for both the STIP and 2006 Plan have been sent to you under separate cover.

As an inducement to your accepting this position, and subject only to approval by the Board of Directors (the “Board”), on or promptly following your first day of employment, you will be granted an option to purchase 35,000 shares of Green Mountain Coffee Roasters, Inc. common stock at the market value as of the close of business on the date of grant (the “Inducement Option”). The Inducement Option is a non-qualified option and will vest ratably over 4 years at 25% a year. The Inducement Option, and any other options or other equity that you may receive during your employment shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by our executives or otherwise required by law. You will only be eligible to receive stock options or other equity, as expressly provided in this letter or as otherwise expressly authorized by the Board. Prior to issuing the Inducement Option or any other equity to you, we may require that you provide reasonable representations regarding the your sophistication, investment intent and other such matters.

You will be eligible to participate in all benefit programs offered to our executives generally from time to time in accordance with plan terms. Our benefits offerings currently include health, dental, vision and life insurance, a flexible spending plan, 401(k) and an Employee Stock Purchase Plan. You will be eligible for medical benefits the first of the month following 30 days of employment. You will immediately be eligible for four weeks vacation. Kathy Brooks would be happy to answer any additional questions you might have regarding your benefits. A full benefits information packet will be sent under separate cover.

Subject only to Board approval, you will also be designated a Participant in the Green Mountain Coffee Roasters, Inc. 2008 Change-In-Control Severance Benefit Plan (the “CIC Plan”). The CIC Plan provides certain severance benefits in connection with a qualifying termination during the three months preceding and the twelve months following a change in control as defined in the CIC Plan (a “Change in Control Period”). A copy of the CIC Plan is enclosed.

While we look forward to a long and mutually beneficial employment relationship, either you or we may end your employment at any time upon notice to the other. If we terminate your employment outside of a Change in Control Period for any reason other than gross misconduct, you will be eligible to receive the “Severance Benefits,” as defined below. In addition, if you terminate your employment for Good Reason, as defined below, outside of a Change in Control Period, you will be eligible to receive the Severance Benefits, provided (A) you give notice to the Company within ninety (90) days of the initial occurrence of the event or condition constituting Good Reason, setting forth in reasonable detail the nature of such Good Reason; (B) the Company fails to cure within thirty (30) days following such notice; and (C) you terminate your employment within thirty days following the end of the 30-day cure period (if the Company fails to cure).

For purposes of this letter agreement, “Severance Benefits” means the following: (A) twelve (12) months of base salary continuation as severance; (B) payment by the Company of up to a total of Ten Thousand Dollars ($10,000) toward the cost of outplacement services actually provided by an outplacement firm selected by the Company not later than December 31 of the second calendar year following the year in which such termination occurs, such payment to be made directly to the outplacement firm following receipt of its invoice but in no event later than December 31 of the third calendar year following the year in which termination occurs; (C) continued contributions by the Company to the premium cost of your participation in the Company’s group medical and dental plans under the federal law known as “COBRA” at the same rate the Company was contributing to the premium cost of such coverage immediately prior to your termination, subject to your timely election to continue such participation for yourself and your eligible dependents and to your payment of any employee contribution to the premium cost of such participation applicable to you immediately prior to termination by withholding from your severance payments, until the earlier of 12 months from the termination of your employment and the date you become eligible for coverage under the medical and/or dental plan of another employer; and (D) an additional amount determined as follows: (i) in the event that you are eligible for a “162(m) Bonus” (as defined below) for the fiscal year in which the termination occurs, the Company shall pay you a prorata portion of the bonus you would have earned under the STIP, if any, for the fiscal year in which termination occurs, calculated by multiplying the bonus you would have received had your employment continued until the end of such fiscal year by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year (or the first day of the applicable portion of such year) through the date of termination and the denominator of which is the number of calendar days in the fiscal year (or applicable portion of such year), which shall be paid at the time bonuses for the fiscal year in which the termination occurs are paid to other STIP participants generally, provided that any payment under this clause (D)(i) shall be subject to and payable in accordance with the terms set forth in the STIP; or, (ii) in the event that you are eligible for a bonus that is not a 162(m) Bonus for the fiscal year in which termination occurs, the Company shall pay to you the greater of (x) the amount described in (D)(i) of this sentence or (y) a pro rata portion of your target incentive bonus for the fiscal year during which your employment is terminated, calculated by multiplying your target incentive bonus for the fiscal year by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year (or the first day of the applicable portion of such year) through the date of termination and the denominator of which is the number of calendar days in the fiscal year (or applicable portion of such year).

As used herein, “162(m) Bonus” for any fiscal year or performance period shall mean the bonus, if any, intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, based on actual performance for such year but without regard to any discretionary reduction in the bonus amount as so determined.

For purposes of this letter agreement, “Good Reason” means (i) failure of the Company to continue you in the position of President of Keurig, Inc., unless you consent to such removal; (ii) material diminution in the nature or scope of your responsibilities, duties, or authority; (iii) material failure of the Company to provide you with the base salary and benefits in accordance with the terms of this letter agreement; or (iv) relocation of your office more than fifty (50) miles from the then-current location of Keurig, Inc.’s principal offices without your consent.

To receive the Severance Benefits, you will be required to sign and return to us a general release of claims in a form we will provide within 5 business days following such termination of employment (the “Release”). The Company will provide you with a period to sign the Release that is at least as long as the time period required by law to render it fully effective, but that period shall not exceed forty-five (45) days. You must deliver the Release to us within 2 business days after you sign it. Your salary continuation will begin on the next regular pay date that is up to seven (7) days later than the expiration of any period of revocation that we must provide you to render the Release fully effective, provided that you do not revoke it, and provided that your salary continuation shall begin no later than fourteen (14) business days following your delivery of the Release to the Company. The first payment will be retroactive to the date of termination.

To qualify as an “involuntary separation” a termination by the Company of your employment must constitute an involuntary “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. If at the time of your separation from service you are a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code.

This offer and your right to accept it are expressly conditioned upon your compliance with the requirements of the Immigration and Reform and Control Act of 1986, your successful completion of the pre-employment physical, and your execution of the enclosed Keurig Incorporated Confidentiality Agreement. All payments made to you pursuant to this letter will be payable in accordance with our general payroll practices and subject to all applicable withholdings and deductions.

Michelle, I look forward to working with you and am very pleased that you will be joining the Keurig/Green Mountain Coffee Roasters team. I am confident that with your leadership we can be even more successful.

If you have any questions, please contact Kathy Brooks at 802-882-2101.

Sincerely,

/s/ Larry Blanford

Larry Blanford

Chief Executive Officer

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